Execution Copy

NONCOMPETE AGREEMENT

THIS NONCOMPETE AGREEMENT (this “Agreement”) dated as of May 26, 2016, is made by and among HCSB Financial Corporation, a South Carolina corporation (the “Company”), Horry County State Bank, a South Carolina state-chartered commercial bank, which is a wholly owned subsidiary of the Company (the “Bank” and collectively with the Company, the “Employer”), and Janet H. Hollar, an individual resident of South Carolina (the “Executive”).

WHEREAS, Executive is presently employed as the Chief Executive Officer of the Company and the Bank, having been hired to such positions on April 11, 2016 pursuant to the terms of that certain employment agreement between the Executive, the Bank, and the Company (the “Employment Agreement”) entered into on or about the date hereof.

WHEREAS, during the course of her employment, Executive will develop relationships with employees and customers of the Employer, which the Employer desires to protect following the termination of the Executive’s employment with the Employer.

WHEREAS, the Executive acknowledges that (i) the Employer invests significant time, effort, and resources in obtaining customers of the Bank, (ii) the Employer’s success depends upon obtaining, developing, and maintaining its customer base, (iii) the Executive’s contact with customers in performing services under the Employment Agreement constitutes a position of trust which may result in the establishment of a relationship whereby the Executive could influence the future actions of customers relative to continued support and investment and as a customer of the Bank, and (iv) that if a business relationship between the Employer and a customer at which or for whom the Executive performed services under the Employment Agreement is terminated because the Executive solicited or agreed to perform similar services as provided for under the Employment Agreement, then the Employer would be damaged and the solicitation by the Executive would constitute a breach of trust and duty of loyalty by the Executive and an interference with the relationship between the customer and the Employer.

WHEREAS, the Executive is willing to forego her rights to compete with the Employer for a period of one year following the termination of the Executive’s employment with the Employer for that certain consideration stated below.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements set forth in this Agreement, and other good and valuable consideration the receipt, mutuality and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Restrictive Covenants.

(a)      No Solicitation of Customers. During the Executive’s employment with the Employer and for a period of 12 months thereafter, the Executive shall not (except on behalf of or with the prior written consent of the Employer), either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (i) solicit, divert, or appropriate to or for a Competing Business, or (ii) attempt to solicit, divert, or appropriate to or for a Competing Business any person or entity that is or was a customer of the Company or any of its Affiliates on the date of termination and with whom the Executive has had material contact.

(b)       No Recruitment of Personnel. During the Executive’s employment with the Employer and for a period of 12 months thereafter, the Executive shall not, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (i) solicit, divert or hire away; or (ii) attempt to solicit, divert, or hire away to any Competing Business, any employee of or consultant to the Company or any of its Affiliates engaged or experienced in the Business, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will.

(c)      Non-Competition Agreement. During the Executive’s employment with the Employer and for a period of 12 months thereafter, the Executive shall not (without the prior written consent of the Employer) compete with the Company or any of its Affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company therefor if such depository institution or holding company has one or more offices or branches located in the Territory. Notwithstanding the foregoing, the Executive may serve as an officer of or consultant to a depository institution or holding company therefor even though such institution operates one or more offices or branches in the Territory, if the Executive’s employment does not directly involve, in whole or in part, the depository financial institution’s or holding company’s operations in the Territory.

(d)      Geographic Scope. The restrictions on competition set forth in Section 1 shall apply to the Executive’s activities within the Territory. However, the restrictions are intended to apply only with respect to personal activities of Executive within the Territory and shall not deemed to apply if Executive is employed by an entity that has branch offices within the Territory but Executive does not personally work in or have any business contacts with persons in the Territory.

(e)      Enforceability of Covenants. Executive acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that she will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Executive agrees that her position as employee of the Employer, involves duties and authority relating to all aspects of the Business and all of the Territory. Executive further acknowledges that complying with the provisions contained in this Agreement will not preclude her from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Executive and Employer agree that Executive’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of the Employer to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced. Executive acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to the Employer and that Employer will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, in any federal or state court of competent jurisdiction in South Carolina without the necessity of posting any bond or security (all of which are waived by the Executive), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages. The Executive and the Employer hereby agree that they will negotiate in good faith to amend this Agreement from time to time to modify the terms of Sections 1(a), 1(b) and 1(c) and the definition of the term “Business,” to reflect changes in the Employer’s business affairs so that the scope of the limitations placed on the Executive’s activities by Section 1 accomplishes the parties’ intent in relation to the then current facts and circumstances. Any such amendment shall be effective only when completed in writing and signed by the Executive and the Employer.

2.      Extension of Term of Restrictions. If the Executive violates any of the restrictions set forth in Section 1 of this Agreement, the duration of such restriction shall be extended by a number of days equal to the number of days in which the Executive shall have been determined to be or shall have admitted to being in violation of such restriction.

3.      Remedies. The Executive acknowledges and agrees that great loss and irreparable damage would be suffered by the Employer if the Executive should breach or violate any of the terms or provisions of the covenants and agreements set forth in Section 1 of this Agreement. The Executive further acknowledges and agrees that each of these covenants and agreements is reasonably necessary to protect and preserve the interests of the Employer and agrees that money damages for any breach of such provisions by the Executive are impossible to measure and that the Executive or any of the Executive’s affiliates, as the case may be, will, to the extent permitted by law, waive in any proceeding initiated to enforce such sections any claim or defense that an adequate remedy at law exists. The existence of any claim, demand, action or cause of action against the Employer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any of the covenants or agreements in this Agreement; provided, however, that nothing in this Agreement shall be deemed to deny the Executive the right to defend against this enforcement on the basis that the Employer has no right to its enforcement under the terms of this Agreement. The remedies of a party provided in this Agreement are cumulative and shall not exclude any other remedies to which any party may be lawfully entitled under this Agreement or applicable law, and the exercise of a remedy shall not be deemed an election excluding any other remedy (any such claim by the other party being hereby waived).

4.      Consideration. In consideration of the foregoing covenants and agreements of the Executive herein contained, the Employer hereby agrees to pay the Executive an amount equal to her then current monthly base salary on the last business day of each month for a period of twelve months following the termination of the Executive’s employment with the Employer; provided further that the Employer’s obligations to make such payments shall terminate immediately upon the Executive’s violation of the restrictive covenants of Section 1(a-c) of this Agreement.  The Bank and the Company shall apportion the payments paid to the Executive pursuant to this Agreement among themselves as they may agree from time to time in proportion to services historically rendered by the Executive for such entity; provided, however, that they must satisfy in full all such obligations in a timely manner as set forth in this Agreement regardless of any agreed-upon apportionment. Executive’s receipt of satisfaction in full of any such obligation from the Company or the Bank shall extinguish the obligations of the other with respect to such obligation.

5.      Code Section 280G Compliance. The parties intend that the payments provided for herein are reasonable compensation for Executive’s services to the Employer and shall not constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and any regulations thereunder. If the Employer’s independent accounting firm or independent tax counsel appointed by the Employer (“Tax Counsel”) determine that any or the aggregate value (as determined pursuant to Section 280G of the Code) of all payments, distributions, accelerations of vesting, awards and provisions of benefits by the Employer to or for the benefit of Executive (whether paid or payable, distributed or distributable, accelerated, awarded or provided pursuant to the terms of this Agreement or otherwise), (a “Payment”) would constitute an excess parachute payment and be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), such Payment shall be reduced to the least extent necessary so that no portion of the Payment shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit received by the Executive as a result of such reduction will exceed the net after-tax benefit that would have been received by the Executive if no such reduction were made. The Payment shall be reduced by the Employer pursuant to the foregoing sentence in a manner that Tax Counsel determines maximizes the Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where Tax Counsel determines that two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. If, however, such Payment is not reduced as described above, then such Payment shall be paid in full to the Executive and the Executive shall be responsible for payment of any Excise Taxes relating to the Payment.

All calculations and determinations under this Section 5 shall be made by Tax Counsel whose determinations shall be conclusive and binding on the Employer and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 5, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Employer and the Executive shall furnish Tax Counsel with such information and documents as Tax Counsel may reasonable request in order to make its determinations under this Section. The Employer shall bear all costs the Tax Counsel may reasonably incur in connection with its services. In connection with making determinations under this Section 5, the Tax Counsel shall take into account the value of any reasonable compensation for services to be rendered by the Executive before or after the Change in Control, including without limitation, the Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, and the Employer shall cooperate in good faith in connection with any such valuations and reasonable compensation positions. Without limiting the generality of the foregoing, for purposes of this provision, the Employer agrees to allocate as consideration for the covenants set forth in Section 1 the maximum amount of compensation and benefits payable under Section 4 hereof reasonably allocable thereto so as to avoid, to the extent possible, subjecting any payment to tax under Section 4999 of the Code.

6.      Certain Definitions.

(a)      “Affiliate” shall mean any business entity controlled by, controlling or under common control with the Company, including but not limited to the Bank.

(b)      “Business” shall mean the operation of a depository financial institution,including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans and the provision of other banking services, and any other related business engaged in by the Bank or any of its Affiliates as of the date of termination.

(c)      “Change in Control” shall mean as defined by Treasury Regulation § 1.409A-3(i)(5).

(d)      “Competing Business” shall mean any business that, in whole or in part, is the same or substantially the same as the Business.

(e)      “Territory” shall mean a radius of 30 miles from (i) the main office of the Bank or (ii) any branch or loan production office of the Bank.

7.      Miscellaneous.

(a)       This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

 (b)       The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving entity in any merger or consolidation in which the Company or the Bank is a party, or any assignee of all or substantially all of the Company’s or the Bank’s business and properties. The Executive’s rights and obligations under this Agreement may not be assigned by her, except that her right to receive payments, if any, provided under this Agreement shall pass after death to the personal representatives of her estate.

(c)      Failure of the Employer to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

(d)      This Agreement may be executed in several counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.

(e)      This Agreement and all rights hereunder shall be governed by the laws of the State of South Carolina, except to the extent governed by the laws of the United States of America in which case federal laws shall govern. The parties agree that any appropriate state court located in Horry County, South Carolina or federal court for the District of South Carolina shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement shall be a proper forum in which to adjudicate such case or controversy. The parties consent and waive any objection to the jurisdiction or venue of such courts.

(f)      Notices or other communications required or permitted hereunder shall be in writing and sufficient if delivered personally, by facsimile transmission, or by registered or certified mail, postage pre-paid, if to the Employer, at the addresses set forth below (or at such other address as may be provided hereunder), and if to the Executive, to the address set forth underneath the Executive’s signature below, and shall be deemed to have been delivered as of the date so delivered.

Employer:	Horry County State Bank
HCSB Financial Corporation
3640 Ralph Ellis Boulevard
Loris, South Carolina 29569
Attention: Chairperson, Compensation Committee

Copy to Counsel:	Nelson Mullins Riley & Scarborough LLP
Poinsett Plaza, Suite 900
104 South Main Street
Greenville, SC 29601
Attention: Neil E. Grayson
Email: neil.grayson@nelsonmullins.com

[signatures appear on following page]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties, under seal, as of the date first above written.

HCSB FINANCIAL CORPORATION
Attest:

/s/ V. Denise Floyd	By:	/s/ Michael S. Addy
Secretary	Name:	Michael S. Addy
	Title:	Chairman
[SEAL]

HORRY COUNTY STATE BANK

Attest:

/s/ V. Denise Floyd	By:	/s/ Michael S. Addy
Secretary	Name:	Michael S. Addy
	Title:	Chairman
[SEAL]

As to the Executive,

signed and sealed in the

presence of:

/s/ Jennifer W. Harris	/s/ Janet H. Hollar
Janet H. Hollar

Address for Notices:

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